Exhibit 10.15

June 9, 2011

Mr. Paul Blum
142 High Street
Hastings-on-Hudson, NY 10706

Dear Paul:

This letter agreement (the “Agreement”) sets forth the terms of your employment at Kenneth Cole Productions, Inc. (the “Company”). The offer contained in this letter is contingent upon full execution by both parties and satisfactory completion of a background check. General terms of employment are as stated in the Company’s Employee Handbook as may be amended from time to time.

1.	Effective June 20, 2011, the Company will employ you and you agree to serve as Chief Executive Officer of the Company, reporting to the Executive Chairman of its Board of Directors. You agree to devote your full time and best efforts to the satisfactory performance of such services and duties as the position requires. In conjunction with this Agreement, the Nominating Committee of the Company’s Board of Directors has also recommended that the Board invite you to join the board as an employee member at its next regularly scheduled meeting.

As Chief Executive Officer, you shall have responsibility for and oversight over the Company’s domestic and international business operations, including its: retail, wholesale and licensing businesses, as well as the Company’s human resources, finance, operations, supply chain and marketing (except for the creative elements thereof). All public relations efforts (including events, press releases and strategic communications) shall be subject to approval by Kenneth D. Cole. It is understood that Mr. Cole will retain the title of Chief Creative Officer and creative control over the Brand Studio (to be created in collaboration with you) and the positioning of the brands and its products. He will also continue to direct the Company’s AWEARNESS and other philanthropic initiatives/budgets. Mr. Cole will collaborate with you on the Company’s overall strategic direction and the Company’s Board of Directors will continue to oversee mergers and acquisitions activity concerning or affecting the Company. The Company’s Legal Department will continue to report to Mr. Cole and the Board.

Subject to the terms hereof, the term of your employment under this Agreement shall commence on June 20, 2011 and shall continue, unless sooner terminated under Sections 7A, 7B, 7C or 10 hereof, until June 19, 2014. This Agreement shall be automatically extended by one year on June 19, 2014 and on each June 19ththereafter (the “Renewal Date”), unless written notice of non- renewal is given by either you or the Company to the other party at least one hundred (180) days prior to the Renewal Date.

You represent to the Company that the execution and performance by you of this Agreement and your employment hereunder will not breach or constitute a default under any other agreement to which you are a party or by which you are bound.

2.	Your compensation shall be as follows:

a. The annualized base salary for the position is one million dollars ($1,000,000.00) to be paid over twenty-six (26) bi-weekly pay periods. By the end of the first quarter of each fiscal year beginning in 2012, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) shall review your base salary in good faith for possible increase, but in no event may your base salary be decreased.

All compensation in this Agreement will be subject to withholding of all taxes payable with respect thereto and any authorized deductions, including those for such items as insurance contributions.

b. Effective upon your commencement date, you will be eligible to participate in the Company’s discretionary executive management bonus plan, which provides for annual awards based upon both the Company’s financial condition and performance and your own performance. Each year you remain employed by the Company, you will be eligible to receive an award up to 100% of the actual base salary paid to you for the prior fiscal year with the opportunity to earn up to 200% of target based on the achievement of predefined performance metrics. No bonus will be paid unless predefined threshold performance metrics are achieved and any bonus will be subject to clawback in certain circumstances as set forth in the Company’s annual incentive program. The award, if any, and the amount thereof, except as otherwise specifically noted in this Paragraph, is in the sole discretion of the Compensation Committee of the Company’s Board of Directors and is contingent upon (i) the attainment of performance goals identified by the Company and (ii) your actively being employed by the Company as Chief Executive Officer on the date that the Company makes bonus payments, which is normally on or about March 1 of the following fiscal year.

c. Upon full execution of this Agreement, the Company will also pay you a signing bonus of one hundred thousand dollars ($100.000.00). This signing bonus must be repaid to the Company if you voluntarily terminate your employment without Good Reason within one (1) year of the effective date of this Agreement.

3.	While you are employed by the Company, and subject to the Company’s right to amend, modify or terminate any benefit plan or program, you shall be entitled to the following benefits as well as any other benefit offered to other Company executives generally (other than the Chairman), on terms at least as favorable as such executive:

	a.	Group Health Benefits - participation in the Company’s Health Insurance Plan on the same basis as other executives, subject to customary employee contribution. This is a contributory plan that currently provides medical and dental coverage. The Company may modify these plans at its sole discretion.

	b.	Supplemental Employee Retirement Plan - participation in the Company’s Supplemental Employee Retirement Plan commencing on the first anniversary of your employment and otherwise in keeping with the terms of the Plan and the Plan documents.

	c.	Profit Sharing Thrift Plan - participation in the Company’s Employee Profit Sharing Thrift (401(k)) Plan on the first day of the quarter following six months of service.

	d.	Group Life and Accidental Insurance - coverage under the Company’s Basic Life and Accidental Death and Dismemberment Insurance policy on the first day of the month following after two months of continuous full time service.

	e.	Business Travel Accident Insurance - coverage under the Company’s Business Travel Accident Insurance Policy.

	f.	Business Expense - reimbursement for travel, entertainment and other business expenses incurred by you in connection with the Company’s business, all in accordance with the Company’s policies and practices

	g.	Vacation - in accordance with Company policy.

	h.	Paid Sick Leave - in accordance with Company policy.

	i.	Automobile - an automobile allowance of one thousand dollars ($1,000.00) per month.

4.	a. You will participate in the Company’s restricted stock plan with the Compensation Committee at its next regularly scheduled meeting issuing you a performance-based grant of one hundred thousand (100,000) shares (the “First Grant”), subject to all of the terms and conditions set forth in the plan documents and award agreements as they may be amended from time to time. You will also receive grants of fifty thousand (50,000) shares in each of the three subsequent years on or about the anniversary of your initial grant, also subject to all of the terms and conditions set forth in the plan documents and award agreements as they may be amended from time to time, except in the event where any such terms and conditions are inconsistent with this Agreement, in which case the terms of this Agreement shall govern. The Compensation Committee will set appropriate, good faith, mutually-agreed performance targets with you by the end of the first quarter of each fiscal year for the shares on which restrictions are lapsing that year. If the relevant performance targets associated with the First Grant are achieved, the restrictions will lapse on twenty-five percent (25%) of the shares on the first two anniversaries of the grant and the remaining fifty percent (50%) on the third anniversary of the grant, all conditioned, except as provided in Sections 7A, 7B and 7C below, upon your continued employment with the Company through the date of the lapse. The First Grant will be issued under the Company’s existing restricted stock plans and will be made pursuant to award agreement(s) in the form attached hereto as Exhibit A, and will be subject to all of the terms and conditions set forth in the plan documents and award agreement(s) as they may be amended from time to time, except that to the extent the award agreement or such terms and conditions are inconsistent with the terms of this Agreement, the terms of this Agreement shall govern.

b. You will also participate in the Company’s executive performance stock plan with the Compensation Committee issuing you a performance-based grant of one hundred thousand (100,000) shares (the “Second Grant”, and, collectively with the First Grant, the “Restricted Stock Grants”) at the same time that they make performance-based grants to the rest of the executive team, subject to all of the terms and conditions set forth in the plan documents and award agreements as they may be amended from time to time, except in the event where any such terms and conditions are inconsistent with this Agreement, in which case the terms of this Agreement shall govern. At the time of grant, the Compensation Committee will set appropriate performance targets for the executive team relating to the achievement of goals relating to the Company’s strategic plan. If the relevant performance targets associated with the grants are achieved, the restrictions will lapse on ten percent (10%) of the shares on the first anniversary of the grant, on twenty percent (20%) of the shares on the second anniversary of the grant, on thirty percent (30%) of the shares on the third anniversary of the grant, and the remaining forty percent (40%) on the fourth anniversary of the grant, all conditioned, except as provided in Sections 7A, 7B and 7C below, upon your continued employment with the Company as Chief Executive Officer through the date of the lapse. The Second Grant will be issued under the Company’s existing restricted stock plans and will be made pursuant to an award agreement in the form attached hereto as Exhibit B, and will be subject to all of the terms and conditions set forth in the plan documents and award agreement as they may be amended from time to time, except that to the extent the award agreement or such terms and conditions are inconsistent with the terms of this Agreement, the terms of this Agreement shall govern.

During your employment and thereafter for a period of two years, you agree to provide the Company with prior written notice of your intended sale of Company shares.

5.	At its next regularly scheduled meeting, the Compensation Committee will issue to you a sign-on grant of two hundred fifty thousand (250,000) stock options with a strike price at the closing market price on the date of the grant (the “Option Grant”). Ten percent (10%) of the stock options will vest on the first anniversary of the grant, twenty percent (20%) of the stock options will vest on the second anniversary of the grant, thirty percent (30%) of the stock options will vest on the third anniversary of the grant, and the remaining forty percent (40%) of the stock options will vest on the fourth anniversary of the grant, all conditioned, except as provided in Sections 7A, 7B and 7C hereof, upon your continued employment with the Company as its Chief Executive Officer on the vesting dates. The options will remain outstanding for ten (10) years from the date of the grant as long as you remain in the Company’s employ as its Chief Executive Officer, but shall not expire until at least ninety (90) days following any termination of your employment. In the event that this Agreement expires prior to the vesting of these stock options, they will vest immediately and remain outstanding for ninety (90) days following the Agreement’s expiration. The Option Grant will be issued under the Company’s existing stock option plan and be made in the form of an award agreement(s) attached hereto as Exhibit C and will be subject to all of the terms and conditions set forth in the plan documents and the award agreement(s) as they may be amended from time to time, except that to the extent the award agreement or such terms and conditions are inconsistent with the terms of this Agreement, the terms of this Agreement shall govern. You will also be eligible to receive additional stock option grants consistent with any programs that the Company may put in place in the future for senior executives. Unvested stock options cannot be cancelled upon or in connection with any transaction, "Change of Control" or "Limited Change of Control" (as both terms are defined in Paragraph 7C), unless you are paid an amount equal to the excess of the aggregate of the fair market value of the shares subject to the unvested options over the aggregate exercise price of the unvested stock options, or you are provided with substitute stock options with an exercise price and number of shares which are determined in a manner consistent with Section 424 of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder.

During your employment and thereafter, you agree to provide the Company with prior written notice of your intended exercise of stock options.

6.	If you decide to terminate your employment with the Company, you agree:

	a.	to provide the Company with one hundred eighty (180) days' prior written notice;

	b.	to make no public announcement concerning your departure prior to or following your termination date without the consent of the Company; and

	c.	to continue to perform faithfully the duties assigned to you on the date of such notice (or such other appropriate duties as the Company may assign to you) from the date of such notice until your termination date.

You acknowledge that the notice period provided for hereunder is for the exclusive benefit of the Company and does not confer any employment obligation on the Company. The Company may elect in its sole discretion during such period: (i) to instruct you not to report to work or perform any services for the Company, while remaining in the employ of the Company or (ii) to terminate your employment, during the notice period. Upon the termination of your employment during the notice period, you shall be entitled only to the payment of the base salary earned and unpaid through such date, a payment in respect of accrued but unused vacation (the “Vacation Payment”), any business expenses otherwise due you, and any payment or benefits you are entitled pursuant to the Company’s employee benefit plans and compensation plan. The earned but unpaid base salary and the Vacation Payment shall be made within 30 days following the termination of your employment. All insurance, benefits and other arrangements provided by the Company shall cease on the last day of the month of the termination of your employment (except as otherwise required by the terms of the applicable plan or by law).

7A.	In the event your employment is terminated by the Company for a reason other than Cause, or you terminate your employment for Good Reason (as such terms are defined below), the Company agrees to provide, and you agree to accept, as the sole and exclusive remedy for the termination of your employment, the following severance benefits and arrangements:

a.	Continuing bi-weekly payments of your base salary, less deductions required by law, at the rate applicable as of the notice of your termination of employment for one (1) year (the “Severance Period”). In the event that you obtain other employment (or engage in self-employment) during the Severance Period, these bi-weekly payments are subject to an offset and/or reimbursement for any salary or other cash compensation that you receive with respect to the pay period in question. You hereby agree that you have a duty not to compete, as defined in Paragraph 9, but you shall not have any duty to seek other employment during the Severance Period. In order to retain your right to receive and keep payments under this subparagraph, you must notify the Company immediately upon obtaining alternate employment or engaging in self employment.

b.	Your group medical and life insurance, as described in Paragraph 3(a) and (d), will be continued throughout the Severance Period (subject to your continuing contributions) or until you become eligible for coverage as the result of your new employment or self-employment, whichever shall first occur. Notwithstanding the foregoing, in the event that the Company reasonably determines that your continuing to participate in health plan on such terms throughout the Severance Period would expose the Company or its health plan to additional taxes or penalties with respect to the provision of such benefits on a discriminatory basis under the Affordable Care Act or otherwise, then the Company may elect to cease your continued participation in the health plan and permit you to elect COBRA continuation coverage, provided, however, that the Company shall then pay you a monthly amount equal to the sum of (i) the difference between the applicable COBRA continuation premium for yourself and your dependents for such month and the corresponding contribution you would have made for such period if you were an employee (the “COBRA Payment”), and (ii) an additional amount (the “Grossup Payment”), such that after paying all applicable income taxes on the COBRA Payment and the Grossup Payment, you are left with an amount equal to the COBRA Payment.

c.	You shall also receive (i) any base salary earned but not yet paid, (ii) the Vacation Payment, (iii) any prior-year bonus which has been earned but not paid, (iv) reimbursements for any expenses which have not yet been reimbursed, any (v) any payments and benefits you are entitled to pursuant to the terms of any employee benefit plans and compensation plans in which you participate. The earned but unpaid base salary and the Vacation Payment shall be made within 30 days following the termination of your employment and the prior-year bonus shall be paid to you at the same time as such bonuses are paid to other senior executives of the Company for the prior year.

d.	For purposes of the Restricted Stock Grants you shall be deemed to remain employed with the Company and, upon the satisfaction of any applicable performance criteria, the restrictions would lapse on the appropriate portion of the Restricted Stock Grants during the period of salary continuation pursuant to subparagraph (a) above.

It is understood and agreed that in the event you receive benefits under this Paragraph, you shall not be entitled to receive any other compensation or benefits under this Agreement as a result of the termination of your employment hereunder and, as a condition to receiving benefits under this Paragraph, you hereby agree to execute a release prepared by the Company; provided, however, that such release shall not release any claims pertaining to or otherwise limit or restrict your claims (i) regarding any rights you have to be indemnified by the Company or its affiliates in connection with any claim or proceeding or threatened claim or proceeding against you that arises out of or relates to your service as an officer, director or employee, as the case may be, of the Company or your service in any such capacity or similar capacity with any affiliate of the Company and in accordance with the then-existing by-laws of the Company, (ii) pursuant to this Agreement, including, but not limited to, subparagraphs 7A a.-d. above, (iii) relating to any rights you may have as a shareholder of the Company, (iv) for any benefits under an employee benefit plan of the Company in which you participate, or (v) for any previously vested stock options. The Company shall, within five (5) days following the termination of your employment provide you with a form of release satisfying the requirements of this paragraph and, in order to receive the benefits provided above, except earned but unpaid base salary and the Vacation Payment, you shall be required to execute such release and return it to the Company prior to the 60th day following the termination of your employment (such 60 day period being the “Release Period”). Following your execution of the release, you shall have seven (7) days during which you may revoke your agreement (the “Revocation Period”). Any payments due to be paid to you pursuant to the provisions above during the Release Period, except earned but unpaid base salary and the Vacation Payment, shall be delayed until the expiration of the Release Period or the expiration of the Revocation Period, whichever is later and, provided you have executed and returned the release during the Release Period, shall be paid to you on the following business day.

7B	In the event that your employment terminates as a result of your death or Permanent Disability (as defined below), then you (or your estate) shall be entitled to the following:

(i) any base salary earned but not yet paid, (ii) the Vacation Payment, (iii) any prior-year bonus which has been earned but not paid, (iv) reimbursements for any expenses which have not yet been reimbursed, and (v) any payments and benefits you are entitled to pursuant to the terms of any employee benefit plans and compensation plans in which you participate. The earned but unpaid base salary and the Vacation Payment shall be made within 30 days following the termination of your employment and the prior-year bonus shall be paid to you at the same time as such bonuses are paid to other senior executives of the Company for the prior year.

For purposes of this Agreement, you shall have a "Permanent Disability" only if you are entitled to benefits under the Company’s long-term disability plan in which you participate

7C	In the event of a Change of Control of the Company, you may, in your sole discretion within sixty (60) days of such event, deem such event a termination not for Cause for all purposes under this Agreement. "Change of Control" shall mean (except as provided below in this definition) (i) a change in the beneficial ownership at any time by an entity or individual, either directly or indirectly, of equity securities or interests of Kenneth Cole Productions, Inc., the voting power of which constitutes more than fifty percent (50%) or more of the aggregate voting power of the outstanding equity securities or interests, as the case may be, of the subject company, or (ii) any merger, consolidation or reorganization of Kenneth Cole Productions, Inc. in which the stockholders of the subject company immediately before the transaction do not have beneficial ownership of at least fifty percent (50%) of the combined voting power of the voting securities of the surviving entity or its parent immediately after the transaction, or (iii) any sale or transfer of all or substantially all of the assets of Kenneth Cole Productions, Inc. to a purchaser or other transferee in which the stockholders of the subject company immediately before the transaction do not have beneficial ownership of at least fifty percent (50%) of the combined voting power of the voting securities of the surviving entity or its parent immediately after the transaction.

It is understood that, notwithstanding the foregoing, none of the events described in clauses (i) and (ii) of the immediately preceding paragraph shall be deemed a Change of Control if Mr. Kenneth D. Cole remains Chairman of the Company and holds at least thirty percent (30%) of the acquiring company after such transaction or is otherwise the largest shareholder of the surviving entity (any transaction that would be a Change of Control, except for this sentence shall be a "Limited Change of Control" hereunder). It is further understood that, notwithstanding the foregoing, any transfer of legal or beneficial ownership of outstanding equity interests of the Company to a guardian, executor or other person acting in a similar capacity or to the heirs or estate of Mr. Cole upon the incapacity or death of Mr. Cole shall not constitute a Change of Control. It is further understood that in the event of any transfer described in the immediately preceding sentence, the restrictions in Paragraph 4 shall continue to apply.

In the event you terminate this Agreement following a Change of Control or a Limited Change of Control, the restrictions in Paragraph 9 below shall not apply and all restrictions on the Restricted Stock Grants which would otherwise lapse within the subsequent two years shall lapse immediately (but in no event shall restrictions lapse on less than fifty percent of the shares from the original Restricted Stock Grants) and you shall have same rights with respect to such restricted stock as any other shareholder of the Company, including the right to tender such shares in any tender offer. Furthermore, any outstanding stock options pursuant to the Option Grant which would otherwise vest within the subsequent two years shall become fully vested and exercisable (but in no event shall less than fifty percent of options from the original Option Grant vest) and shall remain exercisable for ninety (90) days following the termination of your employment.

7D.	In the event your employment is terminated due to the expiration of this Agreement, the Company agrees to provide, and you agree to accept, as the sole and exclusive remedy for the termination of your employment, the following severance benefits and arrangements:

a.	Continuing bi-weekly payments of your base salary, less deductions required by law, at the rate applicable as of the notice of your termination of employment for six (6) months (the “Salary Continuation Period”). In the event that you obtain other employment (or engage in self-employment) during the Salary Continuation Period, these bi-weekly payments are subject to an offset and/or reimbursement for any salary or other cash compensation that you receive with respect to the pay period in question. You hereby agree that you have a duty not to compete, as defined in Paragraph 9, but you shall not have any duty to seek other employment during the Salary Continuation Period. In order to retain your right to receive and keep payments under this subparagraph, you must notify the Company immediately upon obtaining alternate employment or engaging in self employment.

b.	Your group medical and life insurance, as described in Paragraph 3(a) and (d), will be continued throughout the Salary Continuation Period (subject to your continuing contributions) or until you become eligible for coverage as the result of your new employment or self-employment, whichever shall first occur. Notwithstanding the foregoing, in the event that the Company reasonably determines that your continuing to participate in health plan on such terms throughout the Severance Period would expose the Company or its health plan to additional taxes or penalties with respect to the provision of such benefits on a discriminatory basis under the Affordable Care Act or otherwise, then the Company may elect to cease your continued participation in the health plan and permit you to elect COBRA continuation coverage, provided, however, that the Company shall then pay you a monthly amount equal to the sum of (i) the difference between the applicable COBRA continuation premium for yourself and your dependents for such month and the corresponding contribution you would have made for such period if you were an employee (the “COBRA Payment”), and (ii) an additional amount (the “Grossup Payment”), such that after paying all applicable income taxes on the COBRA Payment and the Grossup Payment, you are left with an amount equal to the COBRA Payment.

c.	You shall also receive (i) any base salary earned but not yet paid, (ii) the Vacation Payment, (iii) any prior-year bonus which has been earned but not paid, (iv) reimbursements for any expenses which have not yet been reimbursed, any (v) any payments and benefits you are entitled to pursuant to the terms of any employee benefit plans and compensation plans in which you participate. The earned but unpaid base salary and the Vacation Payment shall be made within 30 days following the termination of your employment and the prior-year bonus shall be paid to you at the same time as such bonuses are paid to other senior executives of the Company for the prior year.

d.	All unvested options granted in the initial Option Grant shall vest immediately and remain outstanding for ninety (90) days following your termination.

It is understood and agreed that in the event you receive benefits under this Paragraph, you shall not be entitled to receive any other compensation or benefits under this Agreement as a result of the termination of your employment hereunder and, as a condition to receiving benefits under this Paragraph, you hereby agree to execute a release prepared by the Company; provided, however, that such release shall not release any claims pertaining to or otherwise limit or restrict your claims (i) regarding any rights you have to be indemnified by the Company or its affiliates in connection with any claim or proceeding or threatened claim or proceeding against you that arises out of or relates to your service as an officer, director or employee, as the case may be, of the Company or your service in any such capacity or similar capacity with any affiliate of the Company and in accordance with the then-existing by-laws of the Company, (ii) pursuant to this Agreement, including, but not limited to, subparagraphs 7A a.-d. above, (iii) relating to any rights you may have as a shareholder of the Company, (iv) for any benefits under an employee benefit plan of the Company in which you participate or (v) previously vested stock options. The Company shall, within five (5) days following the termination of your employment provide you with a form of release satisfying the requirements of this paragraph and, in order to receive the benefits provided above, except earned but unpaid base salary and the Vacation Payment, you shall be required to execute such release and return it to the Company prior to the 60th day following the termination of your employment (such 60 day period being the “Release Period”). Following your execution of the release, you shall have seven (7) days during which you may revoke your agreement (the “Revocation Period”). Any payments due to be paid to you pursuant to the provisions above during the Release Period, except earned but unpaid base salary and the Vacation Payment, shall be delayed until the expiration of the Release Period or the expiration of the Revocation Period, whichever is later and, provided you have executed and returned the release during the Release Period, shall be paid to you on the following business day.

8.	Upon any termination of employment, you agree to provide the Company with appropriate transition in good faith. As the former Chief Executive Officer of the Company, issues may occur to you, or otherwise come to your attention, that are relevant to the ongoing management of the Company. It is assumed that you will continue to alert the Company to these matters in good faith. Upon any termination of employment, you agree to refrain from soliciting any employee of the Company to terminate his/her employment or from hiring any person who was employed by the Company during your tenure for a period of twenty four (24) months thereafter. You also agree to refrain from using any confidential or proprietary information obtained through your employment with the Company. You further agree to refrain from making any statements or comments of a defamatory or disparaging nature to third parties regarding the Company or its officers, directors, personnel or products. The Company agrees that it shall cause its officers, directors and human resources executives to refrain from making any statements or comments of a defamatory or disparaging nature to third parties regarding you.

9.	You acknowledge and agree that the Company is only willing to enter into this Agreement (including, but not limited to, the offer of employment, recommendation to be an employee member of the Board of Directors, the compensation and benefits that you will receive during and after your employment) on the condition that you accept the post-employment restrictions set forth herein. You acknowledge and agree that the Company’s business is very competitive and that to protect its legitimate business interests the Company expects and requires that you not compete with it for a period of time. In this regard, you expressly agree that during your employment with the Company and during the later of: (a) any period in which (i) you continue to receive salary payments during any notice period in Paragraph 6, or (ii) if your employment terminates pursuant to Section 7A hereof, the Severance Period or (b) for a period of twelve (12) months following termination of your employment for Cause (the “Non-Competitive Period”), you shall not, directly or indirectly, as owner, partner, joint venture, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, consultant, or in any other capacity engage in or work for any business on behalf of any Competitor in which you could benefit the Competitor’s business or harm the Company’s business. Notwithstanding the foregoing, after the first six (6) months of the Non-Competitive Period, you may opt to waive your rights to any further payments pursuant to Paragraph 7A above in exchange for release from the restrictions in this Paragraph 9.

The restrictions above shall apply only in the geographic areas for which you had work-related responsibility during the last twelve (12) months of your employment by the Company. The restrictions set forth in this Paragraph do not prohibit you from owning any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time five (5) percent of any class of stock or securities of such corporation. In addition, you shall not, during the Non-Competitive Period, request or knowingly cause any suppliers or customers with whom the Company or its affiliates has a business relationship to cancel or terminate any such business relationship with the Company or its affiliates.

For purposes of this Paragraph, Competitor shall be defined as any business that is engaged in, or is preparing to become engaged in, the retail or wholesale apparel, footwear or accessories business or other business in which the Company is engaged or preparing to become engaged, or that otherwise materially competes with, or is preparing to compete with, the Company.

Confidential Information as used herein shall mean information concerning the Company that is disclosed to you or otherwise learned by you as a result of you employment by the Company that is not generally known by Competitors, including, but not limited to, such information concerning research and development, trade secrets, sales, products, services, accounts, customers, purchasers of the Company’s products, marketing, packaging, merchandising, distribution, manufacturing, finance, technology, intellectual property (patents, design patents, trademarks, trade dress, copyrights), strategies, business structures, operations, ventures, or other business affairs or plans.

If any portion of the restrictions set forth in this Paragraph should, for any reason, whatsoever, be declared invalid by a court of competent jurisdiction or by any arbitral or administrative determination, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected, provided, however, that the Company’s obligation to continue to make salary or other payments or benefits shall also cease coterminously, without affecting the validity of the terms of the release agreement, which shall remain in full force and effect.

You acknowledge that the Company and its affiliates conduct business throughout North, Central and South America, the Middle East, Asia, and Europe, that its sales and marketing prospects are for continued expansion, and that, therefore, the territorial and time limitations set forth in this Paragraph are reasonable and properly required for the adequate protection of the business of the Company and its affiliates. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction or by any arbitral or administrative determination, you agree to the reduction of the territorial or time limitation to the area or period which such court, administrative agency or arbitrator(s) shall deem reasonable.

10.	a. If your employment is terminated for Cause by the Company, you will not be eligible for any further benefits under this Agreement except (i) your earned but unpaid base salary, (ii) the Vacation Payment, (iii) COBRA, and (iv) anything required by law. The earned but unpaid base salary and the Vacation Payment shall be made within 30 days following the termination of your employment. Cause shall mean (i) your willful misconduct injurious to the Company’s interests, (ii) your willful and material breach of your duties or refusal to follow a reasonable directive from the Board, or (iii) your indictment for or plea of nolo contendere to a felony; provided, however, that in the case of (i) or (ii) above, Cause shall not exist hereunder unless (a) the Company provides you with a reasonably detailed written notice of the event(s) it believes constitute Cause hereunder, (b) you fail to cure such event(s), if curable, within thirty (30) days following your receipt of such written notice and (c) the Board thereafter determines by a majority vote at a meeting of the Board called and held for this purpose that, after permitting you and your counsel an opportunity as to why you believe the alleged event(s) do not constitute Cause at such meeting, that Cause exists hereunder.

b. Good Reason shall mean any of the following: (i) a material adverse change by the Company in your duties, title, authority or responsibilities as Chief Executive Officer of the Company, except pursuant to Paragraph 6; (ii) a change in the lines of reporting such that you no longer report directly and exclusively to the Board and/or its Chairman; (iii) any reduction in your base salary or a material reduction in your potential bonus formula; (iv) a material breach of this Agreement by the Company; (v) the failure to elect you to the Board pursuant to Paragraph 1 hereof ; or (vi) any requirement that you relocate more than twenty-five (25) miles from your current principal office (other than to a location that does not materially increase your normal commute time). In the event you believe that an event giving rise to potential Good Reason has occurred, (a) you will notify the Company’s Chairman and Board of Directors within ninety (90) days following the event(s) alleged to constitute Good Reason, in writing, setting forth a reasonably detailed explanation of the reasons you believe Good Reason exists, (b) the Company must fail to cure such event(s), if curable, within sixty (60) days following the Company’s receipt of such writing, and (c) you must give notice of your intention to terminate your employment for Good Reason within thirty (30) days following the expiration of the cure period, such termination to take effect within six (6) months thereafter.

11.	Should any disagreement, claim or controversy arise between you and the Company with respect to a termination (including, but not limited to, any claim of employment discrimination), the same shall be settled by arbitration in New York, New York before a single arbitrator in accordance with the then-current national rules for resolution of employment disputes of the American Arbitration Association, and the award of the arbitrator with respect to a termination pursuant to this Agreement shall be enforceable in any court of competent jurisdiction and shall be binding upon the parties hereto, except that the Company may seek equitable relief with respect to any breaches of Paragraphs 6 through 10 of this Agreement.

12.	The invalidity or unenforceability of any particular provision or provisions of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions had been omitted.

13.	This Agreement constitutes the full and complete understanding and agreement of the parties, supersedes all prior representations, understandings and agreements as to your employment by the Company and cannot be amended, changed, modified in any respect, without the written consent of the parties, except that the Company reserves the right in its sole discretion to make changes at any time to the other documents referenced in this Agreement.

14.	This Agreement shall be binding upon and shall inure to the benefit of successors and assigns of the Company. The Company will obtain the assumption of this Agreement by any successor to the Company, and the failure of the Company to obtain such assumption shall constitute a material breach of this Agreement.

15.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its provisions as to choice of laws, except insofar as the Federal Arbitration Act applies.

16.	You may not assign your rights or duties under this Agreement without the prior written consent of the Company, but the Company may assign this Agreement without prior notice to or consent from you to an affiliate of the Company or to a successor, provided that Company shall remain liable under this Agreement in the event that such purchaser does not honor the terms of this Agreement.

17.	During the term of this Agreement and thereafter, the Company agrees to indemnify and hold you and your heirs and representatives harmless, to the maximum extent permitted by law and in accordance with the then-existing by-laws of the Company (identical in scope to the indemnification provided to the Executive Chairman), against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys' fees) as a result of any claim or proceeding, or threatened claim or proceeding, against you that arises out of or relates to your service as an officer, director or employee, as the case may be, of the Company, or your service in any such capacity or similar capacity with an affiliate of the Company or other entity at the request of the Company, both prior to after the date of this agreement, and to advance to you and your heirs or representatives such expenses upon written request. During the term of this Agreement and thereafter, the Company shall also provide you with coverage under its current directors' and officers' liability policy to the same extent as its other senior executives.

18.	The provisions contained in Paragraphs 6 through 9 and 17 shall survive any termination of this Agreement and shall remain in effect as long as is necessary to give effect thereto.

19.	This Agreement is intended to comply with the requirements of Section 409A of the Code (“Section 409A”), and the Company and you hereby agree to amend this agreement as and when necessary or desirable to conform to or otherwise properly reflect any guidance issued under Section 409A after the date hereof without violating Section 409A. In case any one or more provisions of this Agreement fails to comply with the provisions of Section 409A, the remaining provisions of this Agreement shall remain in effect, and this Agreement shall be administered and applied as if the non-complying provisions were not part of this Agreement. The Company and you in that event shall endeavor to agree upon a reasonable substitute for the non-complying provisions, to the extent that a substituted provision would not cause this agreement to fail to comply with Section 409A, and, upon so agreeing, shall incorporate such substituted provisions into this Agreement, provided, however, such amendment does not result in increased cost to the Company. In the event that any payment or benefit made hereunder or under any compensation plan, program or arrangement of the Company would constitute payments or benefits pursuant to a non-qualified deferred compensation plan within the meaning of Section 409A and, at the time of your "separation from service" you are a "specified employee" within the meaning of Section 409A, then any such payments or benefits shall be delayed until the six-month anniversary of the date of your "separation from service". Each payment made under this Agreement shall be designated as a "separate payment" within the meaning of Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All reimbursements for expenses paid pursuant hereto that constitute taxable income to you shall in no event be paid later than the end of the calendar year next following the calendar year in which you incur such expense or pay such related tax. Unless otherwise permitted by Section 409A, the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, respectively, in any other taxable year.

This offer of employment is contingent upon your review and execution of all of the Company’s standard new-hire paperwork, including, but not necessarily limited to:

•IRS Form W-4 (for tax withholding purposes)

•Form I-9 (concerning legal eligibility for employment)

•Acknowledgment of receipt of Employee Handbook and Arbitration Agreement

•Employee Code of Conduct

We are enclosing a copy of the requisite new-hire paperwork with this Agreement. In any event, you should familiarize yourself with it before you sign this Agreement or otherwise accept employment with us.

If the foregoing is agreeable to you, please sign both copies of this Agreement and return them to me. A fully executed original will be returned to you.

Very truly yours,

KENNETH COLE PRODUCTIONS, INC.

/s/ Kenneth D. Cole
By: Kenneth D. Cole

Agreed to and accepted this

9th day of June, 2011

/s/ Paul Blum

Paul Blum